SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                              Commission File Number ___________

                           NOTIFICATION OF LATE FILING

   (Check One): [X] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q
[ ] Form N-SAR

For Period  Ended:  September  25, 1999
                   -------------------------------------------------------------

[ ]  Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------

                         PART I. REGISTRANT INFORMATION

Full name of registrant    The Cerplex Group, Inc.
                        ----------------------------------------------------

Former name if applicable

Address of principal executive office (Street and number)

                       111 Pacifica Avenue, Suite 300
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City, State and Zip Code   Irvine, CA 92618
                        --------------------------------------------------------

                        PART II. RULE 12b-25 (b) AND (c)

         If subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check appropriate box.)

[ X ]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]    (b) The  subject   annual   report,   semi-annual  report,   transition
             report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c) The  accountant's  statement  or  other  exhibit  required  by Rule
             12b-25(c) has been attached if applicable.

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                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Certain financial and other information necessary for an accurate and full completion of the Annual Report on Form 10-K could not be provided within the prescribed time period without unreasonable effort or expense.


                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

 Debbi Anders                                  (949)          754-5300
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     (Name)                                    Area Code   Telephone Number

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [ X ] Yes   [   ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [   ] Yes   [ X ] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Cerplex Group, Inc.
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                (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    December 27, 1999           By /s/ Debbi Anders
    -------------------------------   -----------------------------------------
                                           Name:         Debbi Anders
                                           Title:        Vice President, Finance












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